U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2006

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 3, 2006, Deng Zhiren (Paul) assumed the position of the Chief Executive Officer of Great China. Mr. Jiang Fang, the former Chief Executive Officer, will remain in the positions of Chairman of the Board and President.

Mr. Deng, age 55, joined Great China in the capacity of chief business advisor in November 2005. From the beginning of 2004 until he joined Great China in November 2005, he was engaged as the chief consultant and then the CEO for a real estate development project, Sichuan Exposition Development Ltd. From 2003 to 2004 Mr. Deng was the chief consultant to Beijing Junefield Group, and for three years prior to 2003 Mr. Deng was the CEO of Beijing X&D Property Consultants Ltd, which participated in the strategic planning and sales of over 70 real estate projects in China.

As compensation for his services, Mr. Deng will be paid a monthly salary of approximately $3,731. In consideration of his agreement to accept the position and an inducement to apply his best efforts to advance the business of Great China and its success, he was granted an option to purchase 572,491 shares of the common stock of Great China at a purchase price of $6.00 per share that vest in five equal increments beginning with the date of issuance and the following four anniversary dates. The options are exercisable over a term of five years from the date of vesting.

In addition to the foregoing, Great China issued an option to Tang Yee Kwan (Tammy), the new Investor Relations Officer who previously served as an executive administrative assistant, to purchase 245,353 shares of Great China common stock on terms identical to the terms of the options granted to Mr. Deng. The options were granted in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

Item 9.01  Financial Statements and Exhibits

Exhibits: Copies of the following documents are included as exhibits to this report.

SEC Ref. No.	Desription of Document

10.1	Employment Agreement with Deng Zhiren

10.2	Form of option issued to Deng Zhiren and Tang Yee Kwan

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great China International Holdings, Inc.

Date: March 3, 2006	By:	/s/ Deng Zhiren
Deng Zhiren, Chief Executive Officer